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                                                                     EXHIBIT 2.1


                            PARADIGM GENETICS, INC.
                          A NORTH CAROLINA CORPORATION
                                      AND
                            PARADIGM GENETICS, INC.
                             A DELAWARE CORPORATION

                          PLAN AND AGREEMENT OF MERGER
                          ----------------------------

  This Plan and Agreement of Merger (the "Agreement") is entered into as of the 10th day of March, 2000, by and between PARADIGM GENETICS, INC., a North Carolina corporation ("Paradigm North Carolina"), and PARADIGM GENETICS, INC., a Delaware corporation ("Paradigm Delaware"). Paradigm North Carolina and Paradigm Delaware are sometimes referred to herein as the "Constituent Corporations."

  WHEREAS, Paradigm North Carolina was incorporated under the laws of the State of North Carolina on September 9, 1997, and has authorized capital stock of 30,000,000 shares of Common Stock, $0.01 par value per share, of which 5,479,181 shares are outstanding, 8,000,000 shares of Series A Preferred Stock, $0.01 par value per share, of which 7,562,500 shares are outstanding, 2,790,698 shares of Series B Preferred Stock, $0.01 par value per share, of which 2,790,698 shares are outstanding, and 3,000,000 shares of Series C Preferred Stock, $0.01 par value per share, of which 3,000,000 shares are outstanding, and 1,209,302 shares of undesignated and unissued preferred stock, $0.01 par value per share; and

  WHEREAS, Paradigm Delaware was incorporated under the laws of the State of Delaware on March 10, 2000 and on the Effective Date (as defined below) will have authorized capital stock of 50,000,000 shares of Common Stock, par value $0.01 per share, of which one (1) share is outstanding, 7,562,500 shares of Series A Preferred Stock, $0.01 par value per share, of which no shares are outstanding, 2,790,698 shares of Series B Preferred Stock, $0.01 par value per share, of which no shares are outstanding, 3,000,000 shares of Series C Preferred Stock, $0.01 par value per share, of which no shares are outstanding and 5,000,000 shares of undesignated and unissued preferred stock, $0.01 par value per share; and

  WHEREAS, the respective Boards of Directors of Paradigm North Carolina and Paradigm Delaware deem it advisable and in the best interests of their respective corporations that Paradigm North Carolina merge with and into Paradigm Delaware (the "Merger") and to enter into and perform this Agreement pursuant to the laws of North Carolina and Delaware, as applicable; and
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  WHEREAS, the Board of Directors of Paradigm North Carolina have approved this
Agreement pursuant to Sections 55-11-01 and 55-11-03 of the North Carolina Business Corporation Act ("N.C.B.C.A."); and

  WHEREAS, the Board of Directors of Paradigm Delaware have approved this Agreement pursuant to Sections 252 of the Delaware General Corporate Law ("D.G.C.L.").

  NOW, THEREFORE, Paradigm North Carolina and Paradigm Delaware hereby agree as follows:

  1.  Merger.  Subject to the terms and conditions hereof, Paradigm North
      ------
Carolina shall be merged with and into Paradigm Delaware, the separate corporate existence of Paradigm North Carolina will cease, Paradigm Delaware shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation"), and the issued and outstanding shares of Paradigm North Carolina capital stock shall be converted into capital stock of Paradigm Delaware as provided in Section 6 below, effective upon the date when the Certificate of Merger evidencing this Agreement is filed with the Secretary of State of the State of Delaware and Articles of Merger are filed with the Secretary of State of the State of North Carolina (the "Effective Date").

  2.  Registered Office of Surviving Corporation.  The registered office of the
      ------------------------------------------
Surviving Corporation after the Merger will be 1013 Centre Road, Wilmington, County of New Castle, Delaware; and the name of the registered agent of the Surviving Corporation in the State of Delaware after the Merger will be The Prentice-Hall Corporation System, Inc.

  3.  Certificate of Incorporation.  The Certificate of Incorporation of
      ----------------------------
Paradigm Delaware in effect immediately prior to the Merger will continue to be the Certificate of Incorporation of the Surviving Corporation immediately after the Merger.

  4.  By-Laws.  The By-Laws of Paradigm Delaware in effect immediately prior to
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the Merger shall be the By-Laws of the Surviving Corporation immediately upon and after the Merger, until amended as provided therein or by law.

  5.  Officers, Directors and Committees.  Upon the Effective Date, the number
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of directors of the Surviving Corporation shall be fixed initially at seven (7)
directors and the officers, directors and committees of the Board of Directors of Paradigm North Carolina immediately prior to the Merger shall be the officers, directors and committees of the Board of Directors of the Surviving Corporation immediately upon and after the Merger, until their respective successors are duly elected and qualified in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

  6.  Conversion of Shares.
      --------------------

  (a) Upon the Effective Date and without any further action on the part of the Constituent Corporations, the single share of Common Stock of the Surviving Corporation that is issued and outstanding on the date hereof shall be cancelled.

  (b) Subject to Article 13 of the NCBCA, upon the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their
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respective stockholders, (i) each share of Common Stock, $0.01 par value, of
Paradigm North Carolina issued and outstanding immediately prior to the Merger shall automatically be converted into one fully paid and non-assessable share of Common Stock, $0.01 par value per share, of Paradigm Delaware, (ii) each share of Series A Preferred Stock, $0.01 par value, of Paradigm North Carolina issued and outstanding immediately prior to the Merger shall automatically be converted into one fully paid and non-assessable share of Series A Preferred Stock, $0.01 par value per share, of Paradigm Delaware, (iii) each share of Series B Preferred Stock, $0.01 par value, of Paradigm North Carolina issued and outstanding immediately prior to the Merger shall automatically be converted into one fully paid and non-assessable share of Series B Preferred Stock, $0.01 par value per share, of Paradigm Delaware, and (iv) each share of Series C Preferred Stock, $0.01 par value, of Paradigm North Carolina issued and outstanding immediately prior to the Merger shall automatically be converted into one fully paid and non-assessable share of Series C Preferred Stock, $.01 par value per share, of Paradigm Delaware.

  7.  Rights to Purchase Stock.  Upon the Effective Date, each outstanding
      ------------------------
option and warrant to purchase shares of Common Stock or any series of Preferred Stock of Paradigm North Carolina that is outstanding immediately prior to the Effective Date shall be assumed by Paradigm Delaware and converted into and become an option or warrant, as the case may be, to purchase the identical number of shares of Common Stock or Preferred Stock of Paradigm Delaware, upon the same terms and subject to the same conditions, as in effect on the Effective Date, including such terms and conditions as are contained in the Paradigm North Carolina 1998 Stock Option Plan. Such number of shares of Common Stock of Paradigm Delaware shall be reserved for purposes of outstanding options or warrants to purchase shares of Common Stock or Preferred Stock of Paradigm Delaware as are equal to the number of shares of Common Stock or Preferred Stock of Paradigm North Carolina so reserved as of the Effective Date. As of the Effective Date, Paradigm Delaware hereby aXHIBIT 10.ssumes all obligations of Paradigm North Carolina under all outstanding options and warrants to purchase shares of Common Stock and Preferred Stock of Paradigm North Carolina.

  Upon the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their respective stockholders, the Paradigm North Carolina 1998 Stock Option Plan shall become the Paradigm Delaware 1998 Stock Option Plan and the Paradigm North Carolina 2000 Employee, Director and Consultant Stock Option Plan shall become the Paradigm Delaware 2000 Employee, Director and Consultant Stock Option Plan.

  8.  Stock Certificates.  On and after the Effective Date, each holder of an
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outstanding certificate representing shares of Paradigm North Carolina shall surrender the same to Paradigm Delaware, and each holder shall be entitled upon such surrender to receive certificates for the number of shares of Paradigm Delaware stock on the basis provided herein. Until so surrendered, all of the outstanding certificates which prior to the Effective Time represented shares of the Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Paradigm North Carolina shall be deemed for all purposes to evidence ownership of and to represent the shares of Paradigm Delaware into which the shares of Paradigm North Carolina
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represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Paradigm Delaware or its transfer agent. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for exchange, transfer or conversion or otherwise accounted for to Paradigm Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Paradigm Delaware evidenced by such outstanding certificate as above provided.

  9.  Status and Rights of Surviving Corporation.  Immediately after the Merger,
      ------------------------------------------
the Surviving Corporation shall possess all the rights, privileges and powers, of a public as well as a private nature, of Paradigm North Carolina and all property and assets of every type and nature, real, personal and mixed, whether tangible or intangible, and all debts due to Paradigm North Carolina shall be vested in the Surviving Corporation; and all and every other interest of Paradigm North Carolina shall be thereafter the property or asset of the Surviving Corporation as effectively as they were of Paradigm North Carolina, and the title to any real estate, whether by deed or otherwise, vested in Paradigm North Carolina or the Surviving Corporation, shall not revert or be in any way impaired by reason of the Merger. Immediately after the Merger, all rights of creditors and all liens upon any property of the parties hereto shall be preserved unimpaired, and all debts, liabilities, obligations, and duties of the parties hereto, including those under the Paradigm North Carolina 1998 Stock Option Plan and 2000 Employee, Director and Consultant Stock Option Plan, shall thenceforth attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it.

  10.  Further Assurances.  From time to time, as and when required by Paradigm
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Delaware or by its successors and assigns including without limitation the
Surviving Corporation, there shall be executed and delivered on behalf of Paradigm North Carolina such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect in, to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Paradigm North Carolina and otherwise to carry out the purposes of this Agreement, and the officers and directors of Paradigm Delaware are fully authorized in the name and on behalf of Paradigm North Carolina or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

  11.  Termination.  Notwithstanding the approval of this Agreement by the
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stockholders of Paradigm North Carolina, this Agreement may be terminated by the mutual consent of the Boards of Directors of the parties hereto at any time prior to the filing of this Agreement or related Certificates of Merger or Articles of Merger with the Secretary of State of either Delaware or North Carolina.

  12.  Amendment.  This Agreement may be amended by the mutual consent of the
       ---------
Boards of Directors of the parties hereto prior to the filing of this Agreement or related Certificate
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or Articles of Merger, subject to the restrictions of Section 251(d) of the
D.G.C.L. and applicable North Carolina Law.

  13.  Miscellaneous.  This Agreement may be executed in several counterparts,
       -------------
each of which shall be deemed an original, and all of which shall constitute one and the same document. This Agreement constitutes the entire agreement of the parties which respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, oral or written, relating thereto.
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  IN WITNESS WHEREOF, the parties hereto have duly executed this PLAN AND
AGREEMENT OF MERGER as of the date first written above.

Attest:                  PARADIGM GENETICS, INC.
                         a North Carolina corporation



                         By:
-------------------          ----------------------------------------
Henry Nowak                  John Ryals,
Secretary                    Chief Executive Officer

(SEAL)

                         PARADIGM GENETICS, INC.
                         a Delaware corporation


                         By:
                            -------------------------------------------
                             John Ryals,
                             Chief Executive Officer